Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces Record Second Quarter 2019 Results

FORT WORTH, Texas, August 8, 2019 — Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell Royalty Partners” or “Kimbell”), a leading owner of oil and natural gas mineral and royalty interests in more than 92,000 gross producing wells across 28 states, today announced financial and operating results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights

•                  Q2 2019 cash distribution of $0.39 per common unit, up 5.4% from Q1 2019; implies a robust 11.3% annualized yield based on the August 6, 2019 closing price of $13.84 per common unit

•                  Kimbell expects that substantially all of the Q1 2019 and Q2 2019 distributions to common unitholders will not constitute taxable dividend income and instead will generally result in non-taxable reductions to the tax basis of unitholders’ common units

•                  Q2 2019 record oil, natural gas and natural gas liquids (“NGL”) revenues of $27.9 million, up 22% from Q1 2019, primarily attributable to a full quarter of revenue from the Phillips assets

•                  Q2 2019 average daily production of 11,807 barrels of oil equivalent (“Boe”) per day, up 225% from Q2 2018

•                  Q2 2019 oil price realizations increased 13.1%, natural gas price realizations decreased 9.0%, NGL price realizations decreased 0.8% and combined price realizations increased 2.7% compared to Q1 2019, excluding the impact of hedging

•                  Q2 2019 net loss was $20.4 million and net loss attributable to common units was $11.8 million compared to net income attributable to common units of $1.4 million in Q2 2018, due to a $28.1 million non-cash impairment in Q2 2019

•                  Q2 2019 record consolidated Adjusted EBITDA (as defined and reconciled below) of $21.6 million, up 33.9% from Q1 2019

•                  Committed up to $15 million of total capital commitments to a newly formed joint venture, implementing a “ground-game” strategy to aggregate minerals in the micro-market across multiple resource plays

•                  Kimbell reaffirms guidance

Robert Ravnaas, Chairman and Chief Executive Officer of Kimbell Royalty Partners’ general partner commented, “After closing approximately $700 million in acquisitions over the last twelve months, we completed the integration of the Phillips assets, which we recently acquired from EnCap, in the second

Kimbell Royalty Partners, LP – News Release

quarter.  We are very pleased with the cash flow generation, production stability and growth potential across our asset base, especially in a challenging time for many exploration and production companies operating in the U.S.  Our rig count remained flat between Q1 and Q2 2019 at 89 rigs and our market share of the entire lower 48 drilling fleet increased to 9.5% from 9.1%, a testament to the quality of our acreage and operators.  In addition, revenue growth in the quarter reflected a full quarter of our Phillips assets, improved differentials and the receipt of over $1 million in lease bonuses.  With our most recent distribution of 39 cents per common unit, Kimbell is now paying a 11.3% annualized yield, which we expect will not be subject to dividend income taxes and instead expect to be considered a return of capital.

“We continue to actively evaluate a number of acquisition opportunities across our many basins.  We remain focused on assembling a high-quality, low PDP decline and diversified royalty portfolio that generates substantial cash flow and growth potential with no additional capital outlays.  We will remain patient and highly selective on seeking the best acquisition opportunities that are not only immediately accretive to our unitholders, but also enhance the long-term value of our overall portfolio,” concluded Robert Ravnaas.

Second Quarter 2019 Distribution

On July 26, 2019, Kimbell announced a cash distribution of $0.39 per common unit, a 5.4% increase compared to the first quarter of 2019.  Kimbell expects substantially all of this distribution will not constitute taxable dividend income and instead will generally result in a non-taxable reduction to the tax basis of unitholders’ common units.  The reduced tax basis will increase unitholders’ capital gain (or decrease unitholders’ capital loss) when unitholders sell their common units.

Financial Highlights

Total second quarter 2019 revenues increased to $31.9 million compared to $10.7 million in the second quarter of 2018, primarily due to a full quarter of production and operating activities from the assets acquired in the Haymaker acquisition, dropdown and Phillips acquisition.  Second quarter 2019 net loss was $20.4 million and net loss attributable to common units was $11.8 million, or $0.54 per common unit, compared to net income attributable to common units of $1.4 million in the second quarter of 2018.  The decrease in net income during the second quarter of 2019 was primarily due to a $28.1 million non-cash impairment expense recorded during the quarter.

Total second quarter 2019 consolidated Adjusted EBITDA grew to $21.6 million, compared to $7.7 million in the second quarter of 2018 (consolidated Adjusted EBITDA is a non-GAAP financial measure.  Please see a reconciliation to the nearest GAAP financial measures at the end of this news release).  During the second quarter of 2019, average realized price per Bbl of oil was $57.55, per Mcf of natural gas was $2.44, per Bbl of NGLs was $19.55 and per Boe combined was $25.98.

Kimbell recorded a $28.1 million non-cash impairment expense in the second quarter of 2019, which was primarily attributable to a decline in the 12-month average price of oil and natural gas.  This non-cash impairment expense is not expected to impact the cash flow available for distribution generated by

Kimbell Royalty Partners, LP – News Release

Kimbell or its liquidity or ability to make acquisitions in the future.

General and administrative (“G&A”) expenses were $6.2 million in Q2 2019, $4.1 million of which was cash G&A expense or $3.82 per Boe, down from $3.95 per Boe in Q1 2019.  Non-cash G&A in Q2 2019 was $2.1 million or $1.97 per Boe.  Excluding the effect of one-time severance costs of $0.1 million in cash G&A and $0.3 million in non-cash G&A incurred in Q2 2019, cash G&A per Boe was $3.71 and non-cash G&A per Boe was $1.67.

As of June 30, 2019, Kimbell had outstanding 23,094,135 common units and 23,814,342 Class B units.  As of August 7, 2019, Kimbell had outstanding 23,494,135 common units and 23,414,342 Class B units.  The change in the mix between units is due to an exchange of certain Class B units for an equal number of common units following the second quarter of 2019.

Production

Second quarter 2019 average daily production was 11,807 Boe per day.  Production for Q2 2019 was composed of approximately 37% from liquids (25% from oil and 12% from NGLs) and 63% from natural gas on a 6:1 basis.

2019 Guidance

Kimbell reaffirms the financial guidance for 2019 that was provided in its March 25, 2019 press release.

Liquidity

At June 30, 2019, Kimbell’s total debt to consolidated Adjusted EBITDA ratio was 1.0x based on Q2 2019 annualized consolidated Adjusted EBITDA.

On May 28, 2019, the borrowing base under Kimbell’s revolving credit facility was increased from $200 million to $300 million and total commitments were increased from $200 million to $225 million.  At June 30, 2018, Kimbell had $87.3 million outstanding and $137.7 million in undrawn capacity under the revolving credit facility (or $212.7 million if the accordion feature was exercised).  Increases in commitments pursuant to the accordion feature of the revolving credit facility are subject to the satisfaction of certain conditions, including obtaining additional commitments from new or existing lenders.  Kimbell was in compliance with all financial covenants under the revolving credit facility at June 30, 2019.

Hedging

Kimbell hedges its daily production in a manner that approximates the amount of debt and/or preferred equity as a percent of its enterprise value.  As of June 30, 2019, Kimbell had hedged daily oil and natural gas production of approximately 20% of its production.  Please see the supplemental schedule at the end of this news release for hedging details.

Kimbell Royalty Partners, LP – News Release

Conference Call

Kimbell Royalty Partners will host a conference call and webcast today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss second quarter 2019 results.  To access the call live by phone, dial 201-389-0869 and ask for the Kimbell Royalty Partners call at least 10 minutes prior to the start time.  A telephonic replay will be available through August 15, 2019 by dialing 201-612-7415 and using the conference ID 13691697#.  A webcast of the call will also be available live and for later replay on Kimbell Royalty Partners’ website at http://kimbellrp.investorroom.com under Events and Presentations.

About Kimbell Royalty Partners, LP

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas.  Kimbell owns mineral and royalty interests in approximately 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 92,000 gross producing wells with over 40,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements involve risks and uncertainties, including risks and uncertainties relating to the tax treatment of Kimbell’s distributions, Kimbell’s business, prospects for growth and acquisitions and the securities markets generally.  Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”).  These include risks that the anticipated benefits of the Phillips acquisition are not realized, as well as risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks related to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks regarding Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Phillips acquisition; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Kimbell Royalty Partners, LP – News Release

Contact:

Rick Black

Dennard Lascar Investor Relations

krp@dennardlascar.com

(713) 529-6600

– Financial statements follow –

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Balance Sheet

(Unaudited, in thousands)

June 30,
2019
Assets:
Current assets
Cash and cash equivalents	$16,888
Oil, natural gas and NGL receivables	18,872
Commodity derivative assets	1,957
Accounts receivable and other current assets	376
Total current assets	38,093
Property and equipment, net	817
Oil and natural gas properties
Oil and natural gas properties (full cost method)	987,748
Less: accumulated depreciation, depletion and impairment	(161,301)
Total oil and natural gas properties, net	826,447
Right-of-use assets, net	620
Loan origination costs, net	2,749
Total assets	$868,726
Liabilities, mezzanine equity and unitholders’ equity:
Current liabilities
Accounts payable	$1,184
Other current liabilities	4,206
Total current liabilities	5,390
Commodity derivative liabilities	291
Operating lease liabilities	616
Long-term debt	87,310
Total liabilities	93,607
Commitments and contingencies
Mezzanine equity:
Series A preferred units	71,820
Unitholders’ Equity:
Common units	337,096
Class B units	1,191
Total unitholders’ equity	338,287
Noncontrolling interest	365,012
Total equity	703,299
Total liabilities, mezzanine equity and unitholders’ equity	$868,726

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per-unit data and unit count)

	Three Months Ended	Three Months Ended
	June 30, 2019	June 30, 2018
Revenue
Oil, natural gas and NGL revenues	$27,914	$10,812
Lease bonus and other income	1,289	434
Gain (loss) on commodity derivative instruments	2,734	(538)
Total revenues	31,937	10,708
Costs and expenses
Production and ad valorem taxes	1,925	805
Depreciation and depletion expense	12,311	3,432
Impairment of oil and natural gas properties	28,147	—
Marketing and other deductions	1,749	609
General and administrative expenses	6,221	4,000
Total costs and expenses	50,353	8,846
Operating (loss) income	(18,416)	1,862
Other expense
Interest expense	1,442	484
Net (loss) income before income taxes	(19,858)	1,378
Provision for income taxes	508	—
Net (loss) income	(20,366)	1,378
Distribution and accretion on Series A preferred units	(3,470)	—
Net loss attributable to noncontrolling interests	12,101	—
Distributions on Class B units	(23)	—
Net (loss) income attributable to common units	$(11,758)	$1,378

Basic	$(0.54)	$0.08
Diluted	$(0.54)	$0.08
Weighted average number of common units outstanding
Basic	21,727,185	16,377,476
Diluted	21,727,185	16,809,149

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP
Supplemental Schedules

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies.  We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations period to period without regard to our financing methods or capital structure.  In addition, management uses Adjusted EBITDA to evaluate cash flow available to pay distributions to our unitholders.  We define Adjusted EBITDA as net income (loss) before interest expense, net of capitalized interest, non-cash unit-based compensation, unrealized gains and losses on commodity derivative instruments, transaction costs, impairment of oil and natural gas properties, income taxes and depreciation and depletion expense.  Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.  We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of Adjusted EBITDA.  Adjusted EBITDA should not be considered an alternative to net income, oil, natural gas and natural gas liquids revenues, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.  We expect that cash available for distribution for each quarter will generally equal our Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors may determine is appropriate.

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

	Three Months Ended	Three Months Ended
	June 30, 2019	June 30, 2018
Reconciliation of net cash provided by operating activities to Adjusted EBITDA
Net cash provided by operating activities	$23,326	$6,895
Interest expense	1,442	484
Provision for income taxes	508	—
Impairment of oil and natural gas properties	(28,147)	—
Amortization of right-of-use assets	(11)	—
Amortization of loan origination costs	(260)	(16)
Unit-based compensation	(2,113)	(723)
Change in fair value of open commodity derivative instruments	2,604	(469)
Changes in operating assets and liabilities:
Oil, natural gas and NGL revenues receivable	(2,600)	38
Other receivables	(167)	(145)
Accounts payable	263	(826)
Other current liabilities	(960)	56
Lease liabilities	10	—
Consolidated EBITDA	$(6,105)	$5,294
Add:
Transaction costs	—	1,189
Impairment of oil and natural gas properties	28,147	—
Unit-based compensation	2,113	723
Change in fair value of open commodity derivative instruments	(2,604)	469
Consolidated Adjusted EBITDA	$21,551	$7,675
Adjusted EBITDA attributable to non-controlling interest	(10,941)	—
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$10,610	$7,675

Kimbell Royalty Partners, LP – News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

Three Months Ended
June 30, 2019

Net loss	$(20,366)
Depreciation and depletion expense	12,311
Interest expense	1,442
Provision for income taxes	508
Consolidated EBITDA	$(6,105)
Impairment of oil and natural gas properties	28,147
Unit-based compensation	2,113
Change in fair value of open commodity derivative instruments	(2,604)
Consolidated Adjusted EBITDA	$21,551
Adjusted EBITDA attributable to non-controlling interest	(10,941)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$10,610

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	583
Cash distributions on Series A preferred units	948
Cash income tax expense (1)	504
Cash distributions on Class B units	23
Cash reserves (1)	(504)
Cash available for distribution on common units	$9,056

Common units outstanding on June 30, 2019	23,094,135

Cash available for distribution per common unit outstanding	$0.39

Common units outstanding on August 5, 2019 Record Date	23,494,135

Second quarter 2019 distribution declared	$0.39

(1)   Reflects cash taxes related to income allocation from the Series A preferred units, which were issued to partially fund the Haymaker acquisition that closed in July 2018.  Kimbell had previously retained cash for post-closing costs and expects to have adequate cash reserves set aside to offset future cash taxes related to the Series A preferred units.

Kimbell Royalty Partners, LP — News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

Three Months Ended
March 31, 2019

Net loss	$(5,346)
Depreciation and depletion expense	10,281
Interest expense	1,423
Consolidated EBITDA	$6,358
Impairment of oil and natural gas properties	2,802
Unit-based compensation	1,770
Change in fair value of open commodity derivative instruments	5,166
Consolidated Adjusted EBITDA	$16,096
Adjusted EBITDA attributable to non-controlling interest	(9,407)
Adjusted EBITDA attributable to Kimbell Royalty Partners, LP	$6,689

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	624
Cash distributions on Series A preferred units	800
Cash distributions on Class B units	23
Cash available for distribution on common units	$5,242

Common units outstanding on March 31, 2019	19,495,403

Cash available for distribution per common unit outstanding	$0.27

Common units outstanding on May 6, 2019 Record Date	23,095,403

First quarter 2019 distribution declared(1)	$0.37

(1)         The difference between the declared distribution and the cash available for distribution is primarily attributable to the acquisition of the Phillips assets being effective on January 1, 2019, but only reflected in the condensed consolidated financial statements from March 25, 2019 onward.

Kimbell Royalty Partners, LP — News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited, in thousands)

Three Months Ended
June 30, 2018

Net income	$1,378
Depreciation and depletion expense	3,432
Interest expense	484
EBITDA	$5,294
Transaction costs	1,189
Unit-based compensation	723
Unrealized loss on commodity derivative instruments	469
Adjusted EBITDA	$7,675

Adjustments to reconcile Adjusted EBITDA to cash available for distribution
Cash interest expense	(502)
Cash available for distribution	$7,173

Limited partner units outstanding on June 30, 2018	16,839,462

Cash available for distribution per common unit outstanding	$0.43

Limited partner units outstanding on August 6, 2018 Record Date(1)	26,839,462

Second Quarter 2018 Distribution Declared(2)	$0.43

(1)  Includes 10 million units issued as partial consideration in the Haymaker acquisition.

(2)  Includes allocated post-April 1, 2018 effective date cash receipts from the acquired Haymaker assets.

Kimbell Royalty Partners, LP — News Release

Kimbell Royalty Partners, LP

Supplemental Schedules

(Unaudited)

Fixed Price Swaps as of June 30, 2019

			Weighted Average
	Volumes		Fixed Price
	Oil	Nat Gas	Oil	Nat Gas
	BBL	MMBTU	$/BBL	$/MMBTU
3Q 2019	56,488	972,716	$61.47	$2.74
4Q 2019	56,488	972,716	$61.47	$2.74
1Q 2020	55,874	962,143	$60.22	$2.89
2Q 2020	55,874	962,143	$60.68	$2.51
3Q 2020	56,304	829,288	$50.45	$2.53
4Q 2020	56,304	829,288	$50.65	$2.63
1Q 2021	51,570	726,030	$56.10	$2.85
2Q 2021	59,423	836,381	$54.52	$2.43